Exhibit 10.1

Agreement on Technical Services

     This Agreement is made and entered into this day of February 24, 2004 by and between Beijing New Media Information Technology Co., Ltd. (“Party A”) with its principle address at #A1, Wanquanzhuang, Haidian District, Beijing, PRC and Shenzhen Wang Xing Technology Co., Ltd. (“Party B”) with its principle address at Room A, Floor 11, Zhong Shen Garden, Cai Tian South Road, Fu Tian District, Shenzhen, PRC.

     Whereas:

(1)	Party A is a limited liability company incorporated in Beijing and existing under the laws of PRC engaged in technology development of computer internet and the technical service business;

(2)	Party B is a limited liability company registered in Shenzhen, PRC engaged in the business of mobile value-added telecommunication service, internet information service and internet web advertising service;

(3)	For the purpose of business operation, Party B decides to employ Party A as its technical service provider to provide relevant technical services to Party B, and Party A agrees to provide Party B with the corresponding technical services according to and subject to the provisions of this Agreement;

     NOW, THEREFORE, in consideration of covenants and agreement herein contained through friendly consultation, the parties hereby agree as follows:

1.	Interpretation

1.1	“Websites” means the websites with the domain names as cmjob.com, cm98.com, chinawxw.com and any other websites operated by Party B.

1.2	“Internet Information Service Business” means the business to provide web visitors with various information services via internet.

1.3	“Mobile Value-added Telecommunications Service” means the business to provide mobile users with value-added services such as mobile information service and positioning service and etc via the service platform connected to the mobile network.

1.4	“Web Advertising Business” means the business to delivery web advertisement for clients via internet.

2.	Technical services

2.1	Party B agrees to have Party A to provide any technical services (including, but not limited to, technical support, technical training and technical consultation as well as those services listed in appendix I) for internet information service business, mobile value-added telecommunication service business and web advertising business operated by Party B.

2.2	Party B shall provide Party A with any and all necessary assistance including, but not limited to:

2.2.1	Urge its employees to take proper, reasonable due diligence when using and operating the system and the equipment;

2.2.2	Inform Party A without any delay of any circumstance that may affect the business operation of Party B;

2.2.3	Allow Party A and its authorized persons to access any site owned or rented by Party B that stores any system or equipment relating to its business operation at any reasonable time;

2.2.4	Provide any other necessary assistance.

3.	Technical Service Fees and Payment

3.1	For technical services rendered by Party A, both parties agree hereby that the technical service fee shall be based on the quantity of work performed which is measured by time costs incurred by Party A’s engineers. The time cost are as below:

3.1.1	Technical services rendered by senior engineer of Party A are charged at RMB4000 Yuan per hour per head.

3.1.2	Technical services rendered by engineer of Party A are charged at RMB2000 Yuan per hour per head.

3.1.3	Technical services rendered by junior engineer of Party A are charged at RMB1000 Yuan per hour per head.

3.2	Within the first five days of each month, Party A shall based on the work hours performed by its engineers during the immediately preceding month and the time costs as set out in this agreement calculate the technical service fees and issue billing statement to Party B. The billing statement shall contain the number of hours performed by each class of engineer of Party A. Party B shall pay the technical service fees as stated on the billing statement within three days after receiving the billing statement.

3.3	For the fees as described above paid by Party B to Party A, Party A shall issue corresponding invoices to Party B.

4.	Assets Ownership

4.1	Both parties agree hereby that the ownership of the following assets that come into existence during the process of technical services providing by Party A to Party B shall be entitled to Party A:

4.1.1	Texts, photographs, layout designing and any other graphics or information contents created or produced by Party A; except for those the copyrights of which are owned by the third party;

4.1.2	Database (including, but not limited to, database to store contents and to store the information of registered users), software developed by Party A for Party B and any content of such database;

4.1.3	Any other tangible or intangible assets coming or deriving from the process of technical services provided by Party A to Party B subject to this Agreement, except for those owned by Party B with definite evidences.

4.2	Party B recognizes Party A’s ownership of such assets and promises not to claim against any of such assets, and upon request from Party A, shall provide any necessary assistance, including, but not limited to, rendering the corresponding certificates, if necessary, to clarify the ownership of the aforesaid assets held by Party A.

4.3	Within the cooperation period of both parties, any equipment, technology and software of Party A provided to Party B, except for those that have been transferred to Party B subject to the terms of this agreement or other written agreements expressly, shall be part of assets owned by Party A and Party B enjoys the right to use such assets during the term of this agreement only.

5.	Confidentiality

5.1	Either party shall keep any confidential material or information (hereinafter referred to as “confidential information”) of the other party acquired or accessed in signing or performing this agreement highly confidential and shall not disclose, give or transfer such confidential information to any third party.

5.2	Either party shall return, destroy or disposition any document, data or software carrying confidential information of the other party to such party in any desirable way upon request and shall not use such confidential information thereafterwards.

5.3	After termination of this agreement, obligations of each party under this agreement shall not cease. Each party shall still abide by the confidentiality clause of this agreement and perform its obligation of confidentiality until the other party approves release of that obligation or violation of such confidentiality clause of this agreement will not result in any prejudice to the other party practically.

6.	Payment of Tax

6.1	Both parties should pay taxes to the concerned taxation authority respectively in accordance with laws and rules and national policies.

6.2	If either party pays any tax for the other party, the paying party shall deliver the relevant tax payment certificates to the other party, who shall then refund the same amount as that of the tax payment to the paying party within seven (7) days after receiving such certificates.

7.	Representation, Undertaking and Warranty

7.1	Either party represents, undertakes and warrants to the other party the following:

7.1.1	Be a company legally incorporated and existing under the laws of PRC;

7.1.2	Have all competence and qualifications to conduct the transaction that is within its legally registered business scope prescribed under this Agreement;

7.1.3	Have all authorization and competence to enter into this Agreement and have authorized its representative with sufficient power to sign this Agreement on behalf of such party respectively;

7.1.4	Have capability to perform the obligations under this Agreement and performing such obligations dose not constitute any breach of any restriction of legal documents binding upon such party;

7.1.5	Not subject to any liquidation, dissolution or bankruptcy proceeding.

7.2	Party B warrants that it shall not use and copy the trademark, the logo and the company name of Party A or its affiliates without prior written consent of Party A, except necessary for the work stipulated in this Agreement.

7.3	Party B shall neither conduct at its own nor allow any third party to conduct any action or omission to the technology or any other intellectual property or any other right of Party A.

8.	Liability for Default

8.1	Any breach of any article of the agreement directly or indirectly or no commitment or commitment out of time insufficiently to the obligations of the agreement shall constitute breach of the contract. The party that observes the contract (“non-breaching party”) shall have the right to request the breaching party (“the breaching party”) by written notice to make corrections to its breaching actions and avoid the bad result with sufficient, effective and timely measures taken, and to compensate for the losses of the non-breaching party due to its breaching actions.

8.2	After any breaching occurs, the non-breaching party, if holding that the breaching has resulted in impossibility or unfairness for the non-breaching party to perform the relevant obligations under this agreement with reasonable and objective discretion applied, shall have the power to discontinue its relevant obligations of this agreement with written notice sent to the non-breaching party until the breaching party stops its breach of the contact, take sufficient, effective and timely measures to avoid the bad results, and compensate for the losses of the non-breaching party due to its breaching actions.

8.3	The indemnification that the breaching party makes to the non-breaching party shall include any direct economic losses and any predictable indirect losses or excess expenses that occur to the non-breaching party due to violation of the contract by the breaching party, including but not limited to attorney fees, legal costs, arbitration fees, financial expenses, travel expenses and etc.

9.	Force Majeure

9.1	“Force Majeure” shall mean any event out of the parties’ reasonable control, non-foreseeable, or unavoidable even has been foreseen and such event hinders, affects or delays any party’s performance of all or part of his obligations according to this Agreement, including, but not limit to, government’s acts, natural disasters, war, hacker attack or any other similar events.

9.2	The party suffering from Force Majeure may suspend performing its relevant obligations under this Agreement that cannot be performed due to Force Majeure till the effect of Force Majeure is eliminated without bearing any liability for breach of this Agreement. However, such party shall exert its best efforts to overcome such event and reduce its negative effects to the minimum.

9.3	The suffering party from Force Majeure shall provide the other party with legal certifications of such event issued by the notary office (or other proper agency) of the area where the event occurs, which if fails, the other party may request the suffering party to bear any liability for breach according to the provisions of this Agreement.

10.	Effectiveness, Modification and Termination

10.1	This Agreement shall become effective on the date of its being signed and sealed by the authorized representatives of both parties and shall continue in force for a period of one (1) year.

10.2	Unless otherwise expressly provided herein, Party A shall have the right to immediately terminate this Agreement by writing notice at its own discretion at any time, in case that Party B defaults its performance of any of following obligations:

10.2.1	Party B breaches this Agreement, and yet not corrects its breach or takes full, effective and timely measures to remedy its failure and compensates Party A for the loss arising therefrom, within thirty (30) days after the date of notice by Party A demanding the performance,

10.2.2	Party B goes bankrupt or enters into a liquidation proceeding and such proceeding is not yet withdrawn within seven (7) days;

10.2.3	Party B may not perform this Agreement for over twenty (20) days due to force majeure.

10.3	Notwithstanding the aforesaid provisions, Party B agrees hereby that Party A shall have the right to terminate this Agreement by written notice twenty (20) days in advance without any reason at any time. Unless otherwise expressly provided herein, Party B shall not terminate this agreement prior to the term of this Agreement.

10.4	Earlier termination of this Agreement shall not release either party from performing its rights and obligation that has come into existence prior to such termination.

11.	Serve of Notice

11.1	Any notice required relating to this Agreement from one party to the other party shall be in writing and then sent by person, by fax, telex, teletex or email, or prepaid registered mail, express mail, which shall be deemed as being served on the date when sent by person, by fax, by telex or email or on the third (3) day after being sent by prepaid registered mail or express mail.

11.2	Unless otherwise notified by either party in writing to modify its contact address, any and all notices under this agreement shall be sent according to the latest written agreed method.

12.	Settlement of Disputes

12.1	The Parties shall settle with good faith all disputes regarding to interpretation and enforcement of any provisions of this Agreement by consultation.

12.2	The disputes that are failed to be resolved by consultation shall be referred to China International Economic and Trade Arbitration Committee for arbitration according to its existing arbitration rules. The place of arbitration shall be in Beijing; and the language used in arbitration shall be Chinese. The decision of arbitration shall be final and binding upon both parties hereto.

12.3	Laws and regulations of PRC shall be applied for conclusion, execution, interpretation and settlement of disputes concerning this agreement.

13.	Miscellaneous

13.1	This agreement is made into one original with two copies, one for each party, both with equally legal effectiveness.

13.2	Titles and headlines contained in this Agreement are set for convenience to its readers only and shall not impose any effect upon interpretation of any provisions of this Agreement.

13.3	Both parties may make amendments and supplements to this Agreement in written form, which shall be part of this Agreement with equal legal force.

13.4	If any provision of this Agreement is entirely or partially invalid or unenforceable for the reason of violating laws or government regulations or other reasons, the affected part of such provision shall be deemed as deleted. But deleting the affected part of such provision shall not impose any effect upon the legal effect of other part of such provision and other provisions of this Agreement. The Parties shall negotiate and conclude new provision to replace such invalid or unenforceable provision.

13.5	Unless otherwise stipulated, non-exercise or deferred exercise by either party of any rights, authority or privilege under this Agreement shall not be deemed as waiver of such rights, authority or privilege. And independent or partial exercise of any rights, authority or privilege shall not exclude the exercise of other rights, authority or privilege as well.

13.6	This Agreement constitutes the entire agreement concluded by the Parties regarding to the subject matters of cooperation program and shall replace any previous or present, verbal or written agreements concluded by the Parties regarding to the subject matters of cooperation program. Unless otherwise expressly provided herein, no any other expressed or implied obligations or covenants exist between the parties.

13.7	The Parties may additionally negotiate and confirm any other issues not covered by this agreement.

Beijing New Media Information	Shenzhen Wang Xing Technology

Technology Co., Ltd.	Co., Ltd.

Authorized Representative	Authorized Representative

Appendix 1:Contents of Technical Service

Both parties agree hereby that the contents of the technical service specified by this agreement shall include, but not limited to, the following:

1.	Technical Support to Mobile Value-added Telecommunication

1.1	Party A agrees hereby to serve as the technical service supplier and provide desired technical service for mobile value-added telecommunication to party B subject to terms and conditions of this agreement, including, but not limited to the following in connection with mobile value-added telecommunication:

1.1.1	Development, update and upgrade of software on client end;

1.1.2	Development, update and upgrade of software on network server end;

1.1.3	Technical development and maintenance of database;

1.1.4	Technical development of system;

1.1.5	Overall designing of system;

1.1.6	Installation and debugging of system;

1.1.7	Trial operation and testing of system;

1.1.8	Installation and debugging of systematic expansion;

1.1.9	Examination and maintenance of operation hardware equipment;

1.1.10	Daily maintenance of system software;

1.1.11	Update and upgrade service of software.

2.	Technical Support for Network Information Service

2.1	Party A agrees hereby to provide technical service in connection with business operation of the websites to party B including, but not limited to the following:

2.1.1	Development, update and upgrade of software on network client end;

2.1.2	Development, update and upgrade of software on network server end;

2.1.3	Technical development and maintenance of database;

2.1.4	Technical development of website system;

2.1.5	Overall designing of website system;

2.1.6	Installation and debugging of website system;

2.1.7	Operation and test of website system;

2.1.8	Installation and debugging of website systematic expansion;

2.1.9	Examination and maintenance of operation hardware equipment for the websites;

2.1.10	Daily maintenance of website system software;

2.1.11	Update and upgrade service of website system software.

2.2	Prepare, statistic, integrate information used by party B for network information service including, but not limited to those concerning press, finance and economics, science and technology, sport, entertainment, game, fashion, education, medical treatment, sanitation, culture, professionals etc; program database and design technical platform; assist in deciding the frame and channel structure of the said contents and provide technical update service.

2.3	Provide designing and technical support for web pages to party B and assist party B to provide easy and friendly interface of various services such as news, shopping, medical treatment, chat, entertainment, search and registration to end users.

2.4	In relation to the system software provided by Party A to Party B for its website operation, Party A shall provide Party B with instruction manual and other information documents of the operational system software of the websites.

2.5	In the event that Party B requires assistance from Party A for its updating of system environment of the websites including operational system environment and database environment, Party A shall render relevant solutions.

2.6	Assist party B in settlement of problems arising from installation and operation of operational equipment of the websites.

3.	Technical Support for Web Advertising

3.1	Party A agrees hereby to provide technical service in connection with web advertising to party B, including, but not limited to the following:

3.1.1	Development, update and upgrade of software for releasing network advertisement;

3.1.2	Installation and debugging of software for releasing network advertisement;

3.1.3	Technical maintenance of software for releasing network advertisement;

3.1.4	Designing and making of network advertisement;

4.	Technical Training

4.1	Party A agrees hereby to provide the following training service to party B and its staffs:

4.1.1	Skill training for Installation and operation of the equipment and facilities;

4.1.2	Training Service for customers service and technology or others;

4.1.3	Training for application of online editing software.

5.	Technical Consultation

5.1	Provide consultation service for the purchase of equipment and software and hardware system needed for network operation developed by party B, including, but not limited to technical advice for selection, systematic installation and debugging of tool software, internet applications and technical platform as well as purchase, type and performance of suitable hardware facilities and equipment.

5.2	In relation to technology project specified by party B, Party A agrees to provide technical consultation service including technical argument, technical forecast, technical investigation for specific subject, report of analysis and assessment to party B

5.3	Provide technical consultation for application of network software, hardware, equipment and online editing software of the system set or to be set by party B.

5.4	Provide the following information to party B: domestic, oversea and party B’s network service including investigation, analysis and assessment report of trend, technology, cost and income of special network service.

5.5	Party B may make problem inquiry or function consultation on specific technical problems through Email, telephone, fax and the engineers of party A shall assist Party B to settle such problems for clients.

5.6	In case of any emergency out of Party B’ control, the engineers of Party A may log into the websites via telnet to inspection and system and then solve the problems after obtaining consent from Party A.

5.7	Party A may meet the requirements of other technical consultations proposed by party B within its compass.

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